Corindus Vascular Robotics, Inc. 8K

Exhibit 99.1

Corindus Vascular Robotics Announces Closing of Private Placement for $45 Million

Louis A. Cannon, M.D. Appointed to Corindus Board of Directors

WALTHAM, MA – March 16, 2017 – Corindus Vascular Robotics, Inc. [NYSE MKT: CVRS], a leading developer of precision vascular robotics, today announced the closing of its previously announced private placement pursuant to which it issued and sold an aggregate of 68,055,700 shares of its common stock at a purchase price of $0.6616 per share, resulting in aggregate gross proceeds to the Company of approximately $45,000,000 before deducting offering expenses. The Company intends to use the proceeds for general corporate purposes, and to fund the Company's ongoing growth, including global commercialization of its recently FDA-cleared next-generation CorPath® GRX System.

In connection with the financing, Louis A. Cannon, M.D., a recognized leader in cardiovascular research and development, was appointed to the Company’s Board of Directors. Dr. Cannon is a practicing Interventional Cardiologist for the Michigan Heart and Vascular Specialists, the Senior Program Director for the McLaren Northern Michigan Heart and Vascular Institute, and the founder and President of the Cardiac & Vascular Research Center of Northern Michigan. He is also founder and Senior Managing Director of BioStar Private Equity Fund I and BioStar Ventures Fund II and III ("BioStar"), all closely-held private companies, which together manage over $150 million in venture capital and over $400 million in assets and management. BioStar participated in the Company’s private placement.

“Corindus will play a major transformational role in cardiac and vascular intervention,” stated Dr. Cannon. "This technology reduces procedural variability, physician fatigue and radiation exposure, especially in lengthy procedures. Robotics also has the future potential to treat strokes and heart attacks tele-robotically. If we can treat patients tele-robotically from hospital centers of excellence, we can impact humanity in a truly meaningful way, especially in geographic areas that lack the required physician expertise."

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state and other jurisdiction.

The securities offered and sold by Corindus in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or an applicable exemption from such registration requirements. Corindus has agreed to file a registration statement with the SEC covering the resale of the shares of common stock sold in the private placement within 45 days of the closing of the private placement. Any resale of Corindus’ securities under such resale registration statement will be made only by means of a prospectus.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The company's CorPath® System is the first FDA-cleared medical device to bring robotic precision to percutaneous coronary interventions. During the procedure, the interventional cardiologist sits at a radiation-shielded workstation to advance guide catheters, stents, and guidewires with millimeter-by-millimeter precision. The workstation allows the physician greater control and the freedom from wearing heavy lead protective equipment that causes musculoskeletal injuries. With the CorPath System, Corindus Vascular Robotics brings robotic precision to interventional procedures to help optimize clinical outcomes and minimize the costs associated with complications of improper stent placement during manual procedures. Corindus stands behind its product with its unique $1,000 hospital credit "One Stent Program."  For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements are that:

•	Corindus’ intention to use the proceeds for general corporate purposes, and to fund the Company's ongoing growth;
•	Corindus will play a major transformational role in cardiac and vascular intervention; and
•	that robotics has the future potential to treat strokes and heart attacks tele-robotically.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled "Risk Factors" in the company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus' website at http://www.corindus.com.

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Media Contacts:
Corindus Vascular Robotics, Inc.
Kate Stanton
(508) 653-3335 ext. 200
kate.stanton@corindus.com

Investor Contact:

Lynn Pieper Lewis

415-937-5402

ir@corindus.com